Filed Pursuant to Rule 433

Registration Statement No. 333-221871

December 4, 2017

REPUBLIC OF INDONESIA

Final Term Sheet

U.S.$1,000,000,000 2.950 per cent. Bonds due 2023 (the, “2023 Bonds”)

(together with the 2028 Bonds and the 2048 Bonds, the “Securities”)

1.	Issuer:	Republic of Indonesia (the “Republic”)

2.	Specified Currency:	U.S. Dollars

3.	Principal Amount	U.S.$1,000,000,000

4.	Public Offering Price:	99.764%

5.	Interest Rate	The 2023 Bonds will bear interest from December 11, 2017 at a rate of 2.950% per annum.

6.	Interest Payment Date	Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2018

7.	Maturity Date	January 11, 2023

8.	Benchmark:	2.000 per cent. U.S. Treasury due November 30, 2022

9.	Benchmark Yield:	2.144 per cent.

10.	Re-offer Spread:	85.6 bps

11.	Re-offer Yield:	3.000%

12.	Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

13.	Settlement Date:	December 11, 2017

14.	Proceeds before commissions and expenses:	U.S.$997,640,000

15.	Day count:	30/360

16.	Listing:	Expected listing of the Securities on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

17.	Settlement and Delivery	The Republic expects that delivery of the Securities will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

18.	Joint Lead Managers/Underwriters:	Australia and New Zealand Banking Group Limited, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, Goldman Sachs (Singapore) Pte. and Mandiri Securities Pte Ltd

19.	Co-Managers:	PT Danareksa Sekuritas, PT Trimegah Sekuritas Indonesia Tbk and PT Bahana Securities

20.	Billing and Delivery	Goldman Sachs (Singapore) Pte.

21.	Security Identifiers:	CUSIP: 455780 CC8 / ISIN: US455780CC89 / Common Code: 173392109

U.S.$1,250,000,000 3.500 per cent. Bonds due 2028 (the “2028 Bonds”)

1.	Issuer:	Republic of Indonesia (the “Republic”)

2.	Specified Currency:	U.S. Dollars

3.	Principal Amount	U.S.$1,250,000,000

4.	Public Offering Price:	99.576%

5.	Interest Rate	The 2028 Bonds will bear interest from December 11, 2017 at a rate of 3.500% per annum.

6.	Interest Payment Date	Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2018.

7.	Maturity Date	January 11, 2028

8.	Benchmark:	2.250 per cent. U.S. Treasury due November 15, 2027

9.	Benchmark Yield:	2.374 per cent.

10.	Re-offer Spread:	117.6 bps

11.	Re-offer Yield:	3.550%

12.	Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

13.	Settlement Date:	December 11, 2017

14.	Proceeds before commissions and expenses:	U.S.$1,244,700,000

15.	Day count:	30/360

16.	Listing:	Expected listing of the Securities on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

17.	Settlement and Delivery	The Republic expects that delivery of the Securities will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

18.	Joint Lead Managers/Underwriters:	Australia and New Zealand Banking Group Limited, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, Goldman Sachs (Singapore) Pte. and Mandiri Securities Pte Ltd

19.	Co-Managers:	PT Danareksa Sekuritas, PT Trimegah Sekuritas Indonesia Tbk and PT Bahana Securities

20.	Billing and Delivery	Goldman Sachs (Singapore) Pte.

21.	Security Identifiers:	CUSIP: 455780 CD6 / ISIN: US455780CD62 / Common Code: 173392117

U.S.$1,750,000,000 4.350 per cent. Bonds due 2048 (the “2048 Bonds”)

1.	Issuer:	Republic of Indonesia (the “Republic”)

2.	Specified Currency:	U.S. Dollars

3.	Principal Amount	U.S.$1,750,000,000

4.	Public Offering Price:	99.166%

5.	Interest Rate	The 2048 Bonds will bear interest from December 11, 2017 at a rate of 4.350% per annum.

6.	Interest Payment Date	Interest will be paid on January 11 and July 11 of each year, commencing on July 11, 2018

7.	Maturity Date	January 11, 2048

8.	Benchmark:	2.750 per cent. U.S. Treasury due August 15, 2047

9.	Benchmark Yield:	2.767 per cent.

10.	Re-offer Spread:	163.3 bps

11.	Re-offer Yield:	4.400%

12.	Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

13.	Settlement Date:	December 11, 2017

14.	Proceeds before commissions and expenses:	U.S.$1,735,405,000

15.	Day count:	30/360

16.	Listing:	Expected listing of the Securities on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

17.	Settlement and Delivery	The Republic expects that delivery of the Securities will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the Securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Securities initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

18.	Joint Lead Managers/Underwriters:	Australia and New Zealand Banking Group Limited, Citigroup Global Markets Inc., Deutsche Bank AG, Singapore Branch, Goldman Sachs (Singapore) Pte. and Mandiri Securities Pte Ltd

19.	Co-Managers:	PT Danareksa Sekuritas, PT Trimegah Sekuritas Indonesia Tbk and PT Bahana Securities

20.	Billing and Delivery	Goldman Sachs (Singapore) Pte.

21.	Security Identifiers:	CUSIP: 455780 CE4 / ISIN: US455780CE46 / Common Code: 173392133

The Republic has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs at 200 West Street, New York, NY 10282, USA, Attn: Prospectus Department, by calling 1-866-471-2526 or by emailing prospectus-ny@gs.com.

A preliminary prospectus dated December 4, 2017 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312517359743/d448846dsba.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.